EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to
Question 7C

Question 7.c
Addendum to Question 7.c on
Form N-SAR

List the name of each series
or portfolio and give a
consecutive number to each
series or portfolio
in excess of the 99
consecutive series or
portfolios permitted by the
form.

Series Number    Series Name
Is this the last filing for
this series? (Y or N)

100     	Oak Ridge
Dynamic Small Cap Fund N
101		Oak Ridge
International Small Cap Fund N

Please refer to the Oak Ridge
Dynamic Small Cap Fund and
Oak Ridge International Small
Cap Fund semi-annual reports
to shareholders dated
November 30, 2015, to be
filed on Form N-CSRS for
additional information
concerning the Fund.